Exhibit 10.22

Adopted December 29 2008;

Effective with respect to all amounts

deferred on or after January 1, 2005

TABLE OF CONTENTS

 Selection by Committee
 Page
1	Article 1 Definitions

5	Article 2 Selection, Enrollment, Eligibility

5	2.1	Selection by Committee

5	2.2	Enrollment and Eligibility Requirements; Commencement of Participation

6	2.3	Failure of Eligibility

6	Article 3 Deferral Elections /Company Contribution Amounts/ Minimum and Maximum Deferrals/Vesting/Crediting/Taxes

6	3.1	Election to Defer; Effect of Election Form

8	3.2	Minimum Deferrals

8	3.3	Maximum Deferral

9	3.4	Withholding and Crediting of Annual Deferral Amounts

10	3.5	Company Contribution Amount

10	3.6	Crediting of Amounts after Benefit Distribution

10	3.7	Vesting

11	3.8	Crediting/Debiting of Account Balances

13	3.9	FICA and Other Taxes

13	Article 4 Scheduled Distribution; Unforeseeable Emergencies

13	4.1	Scheduled Distribution

14	4.2	Postponing Scheduled Distributions

14	4.3	Other Benefits Take Precedence Over Scheduled Distributions

14	4.4	Unforeseeable Emergencies

15	Article 5 Separation Benefit

15	5.1	Separation Benefit

15	5.2	Payment of Separation Benefit

16	Article 6 Disability Benefit

16	6.1	Disability Benefit

16	6.2	Payment of Disability Benefit

16	Article 7 Survivor Benefit

16	7.1	Survivor Benefit

16	7.2	Payment of Survivor Benefit

16	Article 8 Beneficiary Designation

16	8.1	Beneficiary

16	8.2	Beneficiary Designation; Change; Spousal Consent

17	8.3	Acknowledgment

17	8.4	No Beneficiary Designation

17	8.5	Doubt as to Beneficiary

17	8.6	Discharge of Obligations

17	Article 9 Leave of Absence

17	9.1	Paid Leave of Absence

17	9.2	Unpaid Leave of Absence

18	9.3	Leaves Resulting in Separation from Service

18	Article 10 Termination of Plan, Amendment or Modification

18	10.1	Termination of Plan

18	10.2	Amendment

19	10.3	Plan Agreement

19	10.4	Effect of Payment

19	Article 11 Administration

19	11.1	Committee Duties

19	11.2	Administration Upon Change In Control

19	11.3	Agents

19	11.4	Binding Effect of Decisions

20	11.5	Indemnity of Committee

20	11.6	Employer Information

20	Article 12 Other Benefits and Agreements

20	12.1	Coordination with Other Benefits

20	Article 13 Claims Procedures

20	13.1	Presentation of Claim

20	13.2	Notification of Decision

21	13.3	Review of a Denied Claim

21	13.4	Decision on Review

21	13.5	Legal Action

22	Article 14 Trust

22	14.1	Establishment of the Trust

22	14.2	Interrelationship of the Plan and the Trust

22	14.3	Distributions From the Trust

22	Article 15 Miscellaneous

22	15.1	Status of Plan

22	15.2	Unsecured General Creditor

22	15.3	Employer’s Liability

22	15.4	Nonassignability

23	15.5	Not a Contract of Employment

23	15.6	Furnishing Information

23	15.7	Terms

23	15.8	Captions

23	15.9	Governing Law

23	15.10	Notice

23	15.11	Successors

23	15.12	Validity

23	15.13	Incompetent

24	15.14	Court Order

24	15.15	Distribution in the Event of Income Inclusion Under 409A

24	15.16	Deduction Limitation on Benefit Payments

24	15.17	Insurance

25	15.18	Legal Fees To Enforce Rights

1	APPENDIX A Limited Transition Relief made Available in Accordance with Code Section 409a and Related Treasury Guidance and Regulations

1	Opportunity to Make New Distribution Elections

1	Termination of Plan Participation/Cancellation of Deferral Elections

THE VAIL CORPORATION

2005 DEFERRED COMPENSATION PLAN

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of The Vail Corporation, d/b/a Vail Associates, Inc., a Colorado corporation, and any of its affiliates or subsidiaries that adopts this Plan as a participating employer.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

The terms of this Plan shall govern all amounts deferred on or after January 1, 2005, including (i) any amounts previously credited to the Vail Corporation Deferred Compensation Plan adopted on September 15, 2000 (“Frozen Plan”) that remained unvested after December 31, 2004 (the “Transfer Amount”), and (ii) any amounts that are deemed subject to Section 409A as a result of a modification of the Frozen Plan.  This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.  Consistent with the foregoing, and in order to transition the Plan to the requirements of Code Section 409A and related Treasury guidance and Regulations, the Committee has made available, or will make available, to Participants certain transition relief described more fully in Appendix A of this Plan.

ARTICLE 1

Definitions

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
“Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Participant’s Annual Accounts, and (ii) the Participant’s Transfer Amount, if any, along with related earnings.  The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2
“Annual Account” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the following amount:  (i) the sum of the Participant’s Annual Deferral Amount and Company Contribution Amount for any one Plan Year, plus (ii) amounts credited or debited to such amounts pursuant to this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year.  The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3
“Annual Deferral Amount” shall mean that portion of a Participant’s Base Salary (including any 401(k) Refund Offset, as defined below), Bonus and Director Fees that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.  In the event of a Participant’s Separation from Service, Disability or death prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4
“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows:  (i) for the first annual installment, the vested portion of each Annual Account shall be calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the vested portion of each applicable Annual Account shall be calculated on or around the first business day of each Plan Year following the Plan Year in which the Participant’s first installment payment was distributed.  Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant.  By way of example, if the Participant elects a ten (10) year Annual Installment Method as the form of Separation Benefit for an Annual Account, the first payment shall be 1/10 of the vested balance of such Annual Account, calculated as described in this definition.  The following year, the payment shall be 1/9 of the vested balance of such Annual Account, calculated as described in this definition.

1.5
“Base Salary” shall mean the Participant’s base cash compensation for services performed during any Plan Year, which, for purposes of clarity, excludes distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options and other equity incentive awards, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income).  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in Base Salary only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.6
“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7
“Beneficiary Designation Form” shall mean the form, which may be electronic, established from time to time by the Committee, that a Participant completes and returns to the Committee to designate one or more Beneficiaries.

1.8
“Benefit Distribution Date” shall mean a date that triggers distribution of a Participant’s vested benefits upon Separation from Service, death, or Disability.  A Benefit Distribution Date for a Participant shall be determined upon the occurrence of any one of the following:

(a)
If the Participant experiences a Separation from Service, the Benefit Distribution Date for his or her vested Account Balance shall be the last day of the six-month period immediately following the date on which the Participant experiences a Separation from Service; provided, however, in the event the Participant either changes the form of payment or postpones the time of payment of the Separation Benefit for one or more Annual Accounts in accordance with Section 5.2(c), the Benefit Distribution Date for such Annual Account(s) shall be postponed in accordance with such section 5.2(c); or

(b)
If the Participant dies prior to the complete distribution of his or her vested Account Balance, the Participant’s Benefit Distribution Date shall be the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant’s death; or

(c)	If the Participant becomes Disabled, the Participant’s Benefit Distribution Date shall be the date on which the Participant becomes Disabled.

1.9	“Board” shall mean the board of directors of the Company.

1.10	“Bonus” shall mean compensation earned by a Participant under any Employer’s cash bonus plans, and shall specifically include amounts described in Section 3.1(d), 3.1(e), and 3.1(f).

1.11	“Change in Control” shall mean any “change in control event” as defined in accordance with Code Section 409A and related Treasury guidance and Regulations.

1.12	“Claimant” shall have the meaning set forth in Section 13.1.

1.13	“Class 1 Participant” shall mean a Participant who has a salary grade level of 30 or above.

1.14	“Class 2 Participant” shall mean a Participant who has a salary grade level of less than 30.

1.15	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.16	“Committee” shall mean the committee described in Article 11.

1.17	“Company” shall mean The Vail Corporation, d/b/a Vail Associates, Inc., a Colorado corporation, and any successor to all or substantially all of the Company’s assets or business.

1.18	“Company Contribution Amount” shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.19	“Director” shall mean any member of the board of directors of any Employer.

1.20	“Director Fees” shall mean the fees otherwise payable in cash to a Director by any Employer, including cash retainer fees and cash meetings fees, as compensation for serving on the board of directors.

1.21
“Disability” or “Disabled” shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant’s Employer.  For purposes of this Plan, a Participant shall be deemed Disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements in the preceding sentence.

1.22	“Disability Benefit” shall mean the benefit set forth in Article 6.

1.23
“Election Form” shall mean the form, which may be in electronic format, established from time to time by the Committee in its sole discretion, that a Participant completes and returns to the Committee in order to make elections under the Plan.

1.24
“Employee” shall mean a person who is a common-law employee of any Employer.  Notwithstanding the foregoing, the term Employee shall not include any individual (a) who provides services to the Employer under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor, or (b) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to Code section 3401, even if the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding.

1.25
“Employer(s)” shall mean the Company and/or any of its affiliates or subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a participating employer.

1.26	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.27
“401(k) Plan” shall mean, with respect to an Employer, a plan qualified under Code Section 401(a) that contains a cash or deferred arrangement described in Code Section 401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.28
“Participant” shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who completes the Enrollment Requirements and becomes eligible to participate in the Plan in accordance with Section 2.2, and (iii) whose Plan Agreement (if any) has not terminated.

1.29	“Plan” shall mean The Vail Corporation 2005 Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.30
“Plan Agreement” shall mean an agreement, which may be amended from time to time, which is entered into by and between an Employer and a Participant.  Each Plan Agreement between a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement.  The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits or distribution options not set forth in the Plan or limit the benefits or distribution options otherwise provided under the Plan; provided, however, that any such additional benefits or distribution options, or benefit limitations or distribution limitations, shall comply with Code Section 409A and must be agreed to by both the Employer and the Participant.

1.31	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.32	“Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.33	“Separation Benefit” shall mean the benefit set forth in Article 5.

1.34
“Separation from Service” shall mean the separation from service with all Employers, voluntarily or involuntarily, for any reason other than Disability or death, as determined in accordance with Code Section 409A and related Treasury guidance and Regulations.  If a Participant is both an Employee and a Director, then, except as otherwise required by Code Section 409A and related Treasury guidance and Regulations, a Separation from Service shall not occur prior to the termination of his or her services as both an Employee and a Director.

1.35	“Survivor Benefit” shall mean the benefit set forth in Article 7.

1.36
“Terminate the Plan” or “Termination of the Plan” shall mean a determination by an Employer’s board of directors that (i) all of its Participants shall no longer be eligible to participate in the Plan, (ii) no new deferral elections for such Participants shall be permitted, and (iii) such Participants shall no longer be eligible to receive company contributions under this Plan.

1.37	“Trust” shall mean one or more trusts established by the Company in accordance with Article 14.

1.38
“Unforeseeable Emergency” shall mean a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152(a)), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1	Selection by Committee

.  Participation in the Plan shall be limited to Directors (who shall be eligible on and after January 1, 2007) and, as determined by the Committee in its sole discretion, a select group of management or highly compensated Employees.  From that group, the Committee shall select, in its sole discretion, those individuals who are eligible to participate in this Plan and the date on which such individuals become eligible to participate.

2.2	Enrollment and Eligibility Requirements; Commencement of Participation

.

(a)
As a condition of participation, each Director or selected Employee who is eligible to participate in the Plan must (i) complete and return to the Committee an Election Form, and (ii) must complete such other enrollment requirements as the Committee determines, in its sole discretion (together the “Enrollment Requirements”), which, on and after January 1, 2007, shall include the completion and return to the Committee of a Plan Agreement and a Beneficiary Designation Form.

(b)
A Director or selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete the Enrollment Requirements prior to the first day of such Plan Year, or such other earlier deadline as may be established by the Committee in its sole discretion.  Assuming timely completion of the Enrollment Requirements, as determined by the Committee in its sole discretion, the Director or selected Employee shall commence participation in the Plan as of such first day of the Plan Year.

(c)
A Director or selected Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete the Enrollment Requirements within thirty (30) days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion. The Director or selected Employee shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Director or selected Employee has timely satisfied the Enrollment Requirements.  Notwithstanding the foregoing, the Committee shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.

(d)
If a Director or a selected Employee fails to satisfy timely the Enrollment Requirements within the relevant period required, the Director or selected Employee shall not be eligible to participate in the Plan during such Plan Year and shall not commence participation until the first day of the Plan Year next following the date on which the Director or selected Employee does complete the Enrollment Requirements.

2.3	Failure of Eligibility

.  If the Committee determines, in its sole and absolute discretion, that any Participant (i) shall no longer be eligible to participate in the Plan, or (ii) no longer qualifies as a member of a select group of management or highly compensated employees of the Employer, then the Participant shall cease active participation in the Plan and all contributions by or on the Participant’s behalf shall cease on the date determined by the Committee, in its sole and absolute discretion, after taking into account (1) the requirements of Code Section 409A and related Treasury guidance and Regulations, and (2) the intent of the Plan to be a “top-hat” plan complying with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Committee’s determination shall be final and binding on all persons.

ARTICLE 3

Deferral Elections /Company Contribution Amounts/

Minimum and Maximum Deferrals/Vesting/Crediting/Taxes

3.1	Election to Defer; Effect of Election Form

.

(a)
First Year of Plan Participation.  In connection with a Participant’s commencement of participation in the Plan, the Participant shall make an irrevocable election to defer Base Salary, Bonus, and/or Director Fees (as applicable) for the Plan Year in which the Participant commences participation in the Plan. For the election to be valid, the Election Form must be completed by the Participant and delivered timely to (and accepted by) the Committee along with the remainder of the Enrollment Requirements in accordance with Section 2.2 above.

The Participant’s election shall not apply to compensation paid with respect to services performed prior to the date the Participant commences participation in the Plan, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations.  For compensation that is earned based upon a specified performance period, the Participant’s deferral election will apply solely to the portion of such compensation that is equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant commences participation in the Plan, and the denominator of which is the total number of days in the performance period.

(b)
Subsequent Plan Years.  For each succeeding Plan Year, a Participant may elect to defer Base Salary, Bonus, and/or Director Fees (as applicable), and make such other elections as the Committee deems necessary or desirable under the Plan, by delivering timely a new Election Form to the Committee, in accordance with its rules and procedures, before the December 31st preceding the Plan Year in which such compensation is earned, or before such earlier deadline established by the Committee in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations.

Any deferral election(s) made in accordance with this Section 3.1(b) shall be irrevocable; provided, however, that if the Committee requires Participants to make a deferral election for “performance-based compensation,” “compensation subject to forfeiture,” or “fiscal year compensation” by the deadline(s) described above, it may, in its sole discretion, and in accordance with Code Section 409A and related Treasury guidance or Regulations, permit a Participant to subsequently change his or her deferral election for such compensation by submitting an Election Form to the Committee no later than the deadline established by the Committee pursuant to Section 3.1(d), (e), or (f) below.

(c)
401(k) Refund Offset.  In connection with each Participant’s deferral election under the Plan for each Plan Year, the Participant shall be permitted to elect to defer an amount of Base Salary equal to the refund, if any, that the Participant receives from the Employer’s 401(k) Plan during such Plan Year (the “401(k) Refund Offset’).

(d)
Performance-Based Compensation. Notwithstanding anything to the contrary herein, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to “performance-based compensation” based on services performed over a period of at least twelve (12) months, may be made by delivering timely an Election Form to the Committee, in accordance with its rules and procedures, no later than six (6) months before the end of the performance service period.  “Performance-based compensation” shall be compensation, the payment or amount of which is contingent on pre-established organizational or individual performance criteria, which satisfies the requirements of Code Section 409A and related Treasury guidance or Regulations.  In order to be eligible to make a deferral election for performance-based compensation, a Participant must perform services continuously from a date no later than the date upon which the performance criteria for such compensation are established through the date upon which the Participant makes a deferral election for such compensation.  In no event shall an election to defer performance-based compensation be permitted after such compensation has become both substantially certain to be paid and readily ascertainable.  For purposes of this Plan, including the minimum and maximum deferral limits below, “performance based compensation” deferred pursuant to this Section shall be treated as part of a Participant’s Bonus and Annual Deferral Amount for the Plan Year in which the performance service period ends.

(e)
Compensation Subject to Risk of Forfeiture.  With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may, in its sole discretion, determine that an irrevocable deferral election for such compensation may be made by delivering timely an Election Form to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.  For purposes of this Plan, including the minimum and maximum deferral limits below, compensation deferred pursuant to this Section shall be treated as part of a Participant’s Bonus and Annual Deferral Amount for the Plan Year in which the forfeiture condition lapses.

(f)
Fiscal Year Compensation.  With respect to any Participant whose Employer uses a fiscal year other than the calendar year, the Committee may, in its sole discretion, permit the Participant to defer compensation relating to a period of service coextensive with one or more consecutive fiscal years of such Employer (of which no amount is paid or payable during the service period), by delivering timely an Election Form with respect to such compensation to the Committee not later than the close of the Employer’s fiscal year next preceding the first fiscal year in which are performed any services for which such compensation is payable. For purposes of the Plan, including the minimum and maximum deferral limits below, compensation deferred pursuant to this Section shall be treated as part of a Participant’s Bonus and Annual Deferral Amount for the Plan Year during which the payment is earned.

3.2	Minimum Deferrals

.

(a)	Annual Deferral Amount.

(i)	Effective for Plan Years beginning prior to January 1, 2007, a Participant cannot elect to defer as his or her Annual Deferral Amount less than the following minimum amounts of Base Salary and Bonus:

Deferral	Minimum Amount
Base Salary (including any 401(k) Refund Offset) and/or Bonus	$1,000 aggregate

(ii)
Effective for Plan Years beginning on and after January 1, 2007 through December 31, 2008, a Participant cannot defer as his or her Annual Deferral Amount less than the following minimum amounts of Base Salary, Bonus, and/or Director Fees:

Deferral	Minimum Amount
Base Salary (including any 401(k) Refund Offset) and/or Bonus	$2,000 aggregate
Director Fees	$0

(iii)
If the Committee determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or if no election is made, the amount deferred shall be zero.  If the Committee determines, in its sole discretion, at any time after the beginning of a Plan Year that a Participant has deferred less than the stated minimum amounts for that Plan Year, any amount credited to the Participant’s applicable Annual Account as the Annual Deferral Amount for that Plan Year shall, to the extent permitted by Code Section 409A and related Treasury guidance and Regulations, be distributed to the Participant within sixty (60) days after the last day of the Plan Year in which the Committee determination was made.

(b)
First Year of Plan Participation.  Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year beginning on or after January 1, 2007, the minimum deferral amounts shall be equal to the minimums set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.3	Maximum Deferral

.

(a)	Annual Deferral Amount.

(i)
Effective for Plan Years beginning prior to January 1, 2007, a Participant cannot elect to defer as his or her Annual Deferral Amount, compensation in excess of the following maximum amounts/percentages:

CLASS 1 PARTICIPANTS
Deferral	Maximum Percentage
401(k) Refund Offset	100%
Base Salary (not including any 401(k) Refund Offset)	95%
Bonus	95%

CLASS 2 PARTICIPANTS
Deferral	Maximum Percentage
401(k) Refund Offset	100%
Base Salary (not including any 401(k) Refund Offset)	0%
Bonus	0%

(ii)	Effective for Plan Years beginning on and after January 1, 2007, a Participant cannot defer as his or her Annual Deferral Amount, compensation in excess of the following maximum percentages:

Deferral	Maximum Percentage
401(k) Refund Offset	100%
Base Salary (not including any 401(k) Refund Offset)	80%
Bonus	100%
Director Fees	100%

(b)
First Year of Plan Participation.  Notwithstanding the foregoing, in the Participant’s first year of Plan participation, the maximum deferral percentages above shall be applied to (i) prospective compensation and (ii) amounts earned prior to the deferral election, as long as (ii) can be permissibly deferred under Code Section 409A (e.g. performance-based compensation).  For compensation that is earned based upon a specified performance period, the portion of such compensation earned with respect to services performed after the date the Participant commences participation in the Plan shall be deemed to include (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant commences participation in the Plan, and the denominator of which is the total number of days in the performance period.

3.4	Withholding and Crediting of Annual Deferral Amounts

.  For each Plan Year, the Base Salary portion of the Annual Deferral Amount (excluding any 401(k) Refund Offset) shall be withheld from each regularly scheduled Base Salary payroll on a pro-rata basis.  The 401(k) Refund Offset portion of the Annual Deferral Amount shall be withheld in full from the regularly scheduled Base Salary paydate next following the date on which the 401(k) refund is paid. The Bonus portion of the Annual Deferral Amount shall be withheld at the time the Bonus otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.  Director Fees shall be withheld on a pro-rata basis from regularly scheduled payments of retainer fees, or when such fees and any cash meeting fees are paid, as determined by the Committee, in its sole discretion.  Annual Deferral Amounts shall be credited to the Participant’s Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

3.5	Company Contribution Amount

.

(a)
For each Plan Year, an Employer may be required to credit amounts to a Participant’s Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant’s Company Contribution Amount for that Plan Year.  Such amounts shall be credited to the Participant’s Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements.

(b)
For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Annual Account under this Plan, which amount shall be part of the Participant’s Company Contribution Amount for that Plan Year.  The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year.  The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited to the Participant’s Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee, in its sole discretion.

3.6	Crediting of Amounts after Benefit Distribution

.  Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account Balance occur as a result of the Participant’s Separation from Service, death, or Disability, prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.1, or (ii) the Company Contribution Amount would otherwise be credited to the Participant’s Account Balance, such amounts shall not be credited to the Participant’s Account Balance, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion.

3.7	Vesting

.

(a)	A Participant shall at all times be 100% vested in his or her deferrals of Base Salary, Bonus and Director Fees.

(b)
A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.8), in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer.  If not addressed in such agreements, a Participant shall vest in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.8), in accordance with the vesting schedule declared by the Committee in its sole discretion.  The Employer and the Committee may accelerate the vesting schedules of one or more Participants, at any time and for any reason, in their sole discretion.

(c)
Notwithstanding anything to the contrary contained in this Section 3.7, in the event of a Change in Control, or upon a Participant’s death while employed by an Employer, or Disability, any amounts that are not vested in accordance with the vesting schedules set forth in this Section 3.7, shall immediately become 100% vested (if it is not already vested in accordance with the above vesting schedules).

(d)
Notwithstanding subsection 3.7(c) above, and except as set forth in Section 3.7(e) below, the vesting schedules set forth in this Section 3.7 shall not be accelerated upon a Change in Control to the extent that the Committee determines that such acceleration would cause the deduction limitations of Section 280G of the Code to become effective where they otherwise would not be.  In the event of such a determination, the Participant may request independent verification of the Committee’s calculations with respect to the application of Section 280G.  In such case, the Committee must provide to the Participant within ninety (90) days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”).  The opinion shall state the Accounting Firm’s opinion that any limitation in the vested percentage hereunder is necessary to avoid the limits of Section 280G and contain supporting calculations.  The cost of such opinion shall be paid for by the Company.

(e)
Section 3.7(b) shall not apply if an employment agreement or other agreement between the Participant and the Employer (including any change in control severance plan or similar plan) contains provisions regarding the treatment of amounts that could be subject to Section 280G and the excise tax under Section 4999.

3.8	Crediting/Debiting of Account Balances

.  In accordance with and subject to the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)
Measurement Funds.  The Committee shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates or other methods (the “Measurement Funds”) for purposes of crediting or debiting additional amounts to Participants’ Account Balances.  The Committee may discontinue, substitute or add a Measurement Fund, provided however, that (1) any decision to retain, discontinue or substitute a Measurement Fund shall be made in good faith and (2) there shall at all times be a minimum of eight Measurement Funds of materially different risk and return characteristics.  Any discontinuance of a Measurement Fund will take effect not earlier than the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance notice of such change, unless such advance notice cannot be given due to reasons beyond the control of the Company or the Committee, in which case notice of the change shall be given as soon as administratively practical.

(b)
Election of Measurement Funds.  A Participant, in connection with his or her initial deferral election in accordance with Section 3.1(a) above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.8(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance.  If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance may automatically be allocated into a default Measurement Fund which is selected by the Committee.  A Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee or by any other procedure approved by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to the Participant’s Account Balance, or to change the portion of the Participant’s Account Balance allocated to each previously or newly elected Measurement Fund.  If an election is made in accordance with the previous sentence, it shall be implemented as soon as practical after receipt by the Committee and shall continue thereafter for each subsequent day in which there is an Account Balance with respect to the Participant, unless changed in accordance with the previous sentence.  The Committee may limit the number of Measurement Fund changes that a Participant may elect, provided that a Participant shall be entitled to elect such a change not less frequently than quarterly. The Committee may provide that any change shall not take effect until a date that is not later than the first business day of the calendar quarter following the Committee’s receipt of such an election.

(c)
Proportionate Allocation.  In making any election described in Section 3.8(b) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(d)
Crediting or Debiting Method.  The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee based on the performance of the Measurement Funds themselves.  A Participant’s Account Balance shall be credited or debited not less frequently than on a monthly basis based on the performance of each selected Measurement Fund for the corresponding period of time.

(e)
No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund.  In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves.  Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

(f)
Plan Expenses.  The Committee may, but need not, deduct from Participants’ Account Balances expenses incurred in the administration and maintenance of the Plan.  In such case, the Committee shall deduct expenses as follows:

(i)	expenses that are attributable solely to an individual Participant may be deducted solely from that Participant’s Account Balance or may be apportioned as Plan level expenses, below.

(ii)
expenses that are not attributable solely to an individual Participant shall be plan level expenses that shall be deducted from all of the Account Balances of all Participants in the Plan in one of the following two methods, as selected by the Committee in its sole and absolute discretion:

(A)
on a pro-rata basis from all of the Account Balances in the Plan based on the amount then  held in each Account Balance in relation to the aggregate amount then held in all of the Account Balances under the Plan.

(B)	equally among all of the Account Balances in the Plan

3.9	FICA and Other Taxes

.

(a)
Annual Deferral Amounts.  For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary and/or Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount.  If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.9.

(b)
Company Contribution Amounts.  When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Contribution Amounts, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such amounts.  If necessary, the Committee may reduce the vested portion of the Participant’s Company Contribution Amount, as applicable, in order to comply with this Section 3.9.

(c)
Distributions.  The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4

Scheduled Distribution; Unforeseeable Emergencies

4.1	Scheduled Distribution

.  In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment from the Plan.  Unless otherwise provided on an Election Form approved by the Committee in its sole discretion, a Scheduled Distribution election shall apply to 100% of a Participant’s Annual Deferral Amount.  The amount of a Scheduled Distribution shall be equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.8 above on that amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable, as determined by the Committee in its sole discretion.  Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant (the “Scheduled Distribution Date”).  The Plan Year designated by the Participant must be at least three (3) Plan Years after the end of the Plan Year to which the Participant’s deferral election described in Section 3.1 relates, unless otherwise provided on an Election Form approved by the Committee in its sole discretion.  By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts for the Plan Year commencing January 1, 2007, the earliest Scheduled Distribution Date that may be designated by a Participant would be January 1, 2011, and the Scheduled Distribution would become payable during the sixty (60) day period commencing immediately after such Scheduled Distribution Date.

4.2	Postponing Scheduled Distributions

. A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a sixty (60) day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2.  In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Committee in accordance with the following criteria:

(a)
Such Scheduled Distribution Election Form must be submitted to and accepted by the Committee in its sole discretion at least twelve (12) months prior to the Participant’s previously designated Scheduled Distribution Date;

(b)	The new Scheduled Distribution Date selected by the Participant must be the first day of a Plan Year, and must be at least five years after the previously designated Scheduled Distribution Date; and

(c)	The election of the new Scheduled Distribution Date shall have no effect until at least twelve (12) months after the date on which the election is made.

4.3	Other Benefits Take Precedence Over Scheduled Distributions

.  Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 6 or 7, any Annual Deferral Amount that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article.  Notwithstanding the foregoing, the Committee shall interpret this Section 4.3 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

4.4	Unforeseeable Emergencies

.

(a)	If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan, subject to the provisions set forth below.

(b)
The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution.  Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

(c)
If the Committee, in its sole discretion, approves a Participant’s petition for payout from the Plan, the Participant shall receive a payout from the Plan within sixty (60) days of the date of such approval, and the Participant’s deferrals under the Plan shall be terminated as of the date of such approval.

(d)
In addition, a Participant’s deferral elections under this Plan shall be terminated to the extent the Committee determines, in its sole discretion, that termination of such Participant’s deferral elections is required pursuant to Treas. Reg. § 1.401(k)-1(d)(3) for the Participant to obtain a hardship distribution from an Employer’s 401(k) Plan.  If the Committee determines, in its sole discretion, that a termination of the Participant’s deferrals is required in accordance with the preceding sentence, the Participant’s deferrals shall be terminated as soon as administratively practicable following the date on which such determination is made.

(e)
Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a payout and/or termination of deferrals under this Section 4.4 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 5

Separation Benefit

5.1	Separation Benefit

.  A Participant who experiences a Separation from Service shall receive, as a Separation Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as determined by the Committee in its sole discretion.

5.2	Payment of Separation Benefit

.

(a)
In connection with a Participant’s election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid.  The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method of up to ten (10) years.  If a Participant does not make any election with respect to the payment of an Annual Account, then the Participant shall be deemed to have elected to receive such Annual Account as a lump sum.

(b)
A Participant may subsequently elect to either change the form of payment or postpone the timing of payment for an Annual Account by submitting an Election Form to the Committee in accordance with the following criteria:

(i)	The election shall have no effect until at least twelve (12) months after the date on which the election is made; and

(ii)
The first payment related to such Annual Account shall be delayed at least five (5) years from the originally scheduled Benefit Distribution Date for such Annual Account, as described in Section 1.8(a).

For purposes of applying the requirements above, the right to receive an Annual Account in installment payments shall be treated as the entitlement to a single payment.  The Committee shall interpret all provisions relating to an election described in this Section 5.2 in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations.

(c)
The Election Form most recently accepted by the Committee that has become effective shall govern the payout of the applicable Annual Account; provided, however, that if the total value of Participant’s vested Account Balance is less than $10,000 at the time of the Participant’s Benefit Distribution Date, the Participant’s entire vested Account Balance shall be distributed to the Participant in a lump sum payment notwithstanding a Participant’s election to receive one or more Annual Accounts in installment payments.

(d)
The lump sum payment shall be made, or installment payments shall commence, no later than sixty (60) days after the Benefit Distribution Date.  Remaining installments, if any, shall continue in accordance with the Participant’s election for each Annual Account, and shall be paid no later than sixty (60) days after the first day of each Plan Year following the Plan Year in which the Participant’s first installment payment for such Annual Account was distributed.

ARTICLE 6

Disability Benefit

6.1	Disability Benefit

.  Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as selected by the Committee in its sole discretion.

6.2	Payment of Disability Benefit

. The Disability Benefit shall be paid to the Participant in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 7

Survivor Benefit

7.1	Survivor Benefit

.  The Participant’s Beneficiary(ies) shall receive a Survivor Benefit upon the Participant’s death which will be equal to the Participant’s vested Account Balance, calculated as of the close of business on or around the Participant’s Benefit Distribution Date, as selected by the Committee in its sole discretion.

7.2	Payment of Survivor Benefit

.  The Survivor Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment no later than sixty (60) days after the Participant’s Benefit Distribution Date.

ARTICLE 8

Beneficiary Designation

8.1	Beneficiary

.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

8.2	Beneficiary Designation; Change; Spousal Consent

.

(a)
General.  A Participant shall designate his or her Beneficiary by completing the Beneficiary Designation Form and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, and otherwise complying with, the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  If the Participant names someone other than his or her current spouse as a Beneficiary, spousal consent shall be required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee, in order for the designation to be valid.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

(b)
Divorce.  If a Participant has designated his spouse as his Beneficiary, and the Participant and this spouse subsequently divorce, then the Beneficiary designation shall be void and of no effect on the day such divorce is final.  The Participant may, however, re-designate such former spouse as a Beneficiary on a Beneficiary Designation Form completed after the divorce is final.

(c)
Death.  In the event a Beneficiary predeceases the Participant, then such Beneficiary shall cease to be a Beneficiary and shall cease to have any interest in the Participant’s benefits hereunder as of the Beneficiary’s death.  For avoidance of doubt, the foregoing provisions shall supersede any inconsistent state law, and any putative state law interest in the benefits hereunder of a Beneficiary (including the Participant’s spouse) who has predeceased the Participant shall automatically revert to the Participant (or shall, if applicable, automatically pass to the Participant’s remaining and/or contingent Beneficiaries if the same would be consistent with the intent of the Participant’s Beneficiary Designation Form); no such interest shall be transferable by the deceased Beneficiary in any manner, including but not limited to such Beneficiary’s will, nor shall such interest pass under the laws of intestate succession.

8.3	Acknowledgment

.  No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

8.4	No Beneficiary Designation

.  If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be the same as the Participant’s beneficiary under the Vail Resorts 401(k) Retirement Plan, or if none, the Beneficiary shall be the executor or personal representative of the Participant’s estate.

8.5	Doubt as to Beneficiary

.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

8.6	Discharge of Obligations

.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant and his or her designated Beneficiary under the Plan, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 9

Leave of Absence

9.1	Paid Leave of Absence

.  If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, as determined by the Committee, (i) the Participant shall continue to be considered eligible for the benefits provided in Article 4, Article 5, Article 6 or Article 7 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.1.

9.2	Unpaid Leave of Absence

.  If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, as determined by the Committee, such Participant shall continue to be eligible for the benefits provided in Article 4, Article 5, Article 6 or Article 7 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the remainder of the unpaid leave of absence, and, to the extent permitted under Code Section 409A and related Treasury guidance and Regulations, for the remainder of the Plan Year in which the unpaid leave of absence is taken.  During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections.  However, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.1 above.

9.3	Leaves Resulting in Separation from Service

.  In the event that a Participant’s leave of absence from his or her Employer constitutes a Separation from Service, as determined by the Committee, the Participant’s vested Account Balance shall be distributed to the Participant in accordance with Article 5 and/or any other applicable provisions of this Plan.

ARTICLE 10

Termination of Plan, Amendment or Modification

10.1	Termination of Plan

.  Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, each Employer reserves the right to Terminate the Plan.  In the event of a Termination of the Plan, the Measurement Funds available to affected Participants following the Termination of the Plan shall thereafter be comparable in number and type to those Measurement Funds available to affected Participants immediately prior to the Termination of the Plan.  Following a Termination of the Plan, affected Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Article 4, Article 5, Article 6 or Article 7 in accordance with the provisions of those Articles. The Termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.  Notwithstanding the foregoing, to the extent permissible under Code Section 409A and related Treasury guidance or Regulations, during the thirty (30) days preceding or within twelve (12) months following a Change in Control, an Employer shall be permitted to (i) terminate the Plan by action of its board of directors, and (ii) distribute the vested Account Balances to Participants in a lump sum no later than twelve (12) months after the Change in Control, provided that all other substantially similar arrangements sponsored by such Employer (and such related Employers as are required to be taken into account under Code Section 409A and related Treasury guidance and Regulations) are also terminated and all balances in such arrangements are distributed within twelve (12) months of the termination of such arrangements.

10.2	Amendment

.

(a)
The Company may, at any time, amend or modify the Plan in whole or in part, provided that (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 10.2 or Section 11.2 of the Plan shall be effective.

(b)
Notwithstanding Section 10.2, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A and related Treasury guidance or Regulations, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A and related Treasury guidance or Regulations.

10.3	Plan Agreement

.  Despite the provisions of Sections 10.1 and 10.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Participant’s Employer shall have the sole authority to amend or terminate such provisions, but only with the written consent of the Participant.

10.4	Effect of Payment

.  The full payment of the Participant’s vested Account Balance under Article 4, Article 5, Article 6 or Article 7 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant’s Plan Agreement shall terminate.

ARTICLE 11

Administration

11.1	Committee Duties

.  Except as otherwise provided in this Article 11, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint.  Members of the Committee may be Participants under this Plan.  The Committee shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, the Company, or any Employer.

11.2	Administration Upon Change In Control

. Within one hundred and twenty (120) days following a Change in Control, the individuals who comprised the Committee immediately prior to the Change in Control (whether or not such individuals are members of the Committee following the Change in Control) may, by written consent of the majority of such individuals, appoint an independent third party administrator (the “Administrator”) to perform any or all of the Committee’s duties described in Section 11.1 above, including without limitation, the power to determine any questions arising in connection with the administration or interpretation of the Plan, and the power to make benefit entitlement determinations.  Upon and after the effective date of such appointment, (i) the Company must pay all reasonable administrative expenses and fees of the Administrator, and (ii) the Administrator may only be terminated with the written consent of the majority of Participants with an Account Balance in the Plan as of the date of such proposed termination.

11.3	Agents

.  In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

11.4	Binding Effect of Decisions

.  The decisions or actions of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.5	Indemnity of Committee

.  All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

11.6	Employer Information

.  To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Separation from Service, Disability or death of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 12

Other Benefits and Agreements

12.1	Coordination with Other Benefits

.  The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided therein.

ARTICLE 13

Claims Procedures

13.1	Presentation of Claim

.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for benefits with respect to the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

13.2	Notification of Decision

.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 13.3 below; and

(v)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

13.3	Review of a Denied Claim

.  On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)
may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

13.4	Decision on Review

.  The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)	a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

13.5	Legal Action

.  A Claimant’s compliance with the foregoing provisions of this Article 13 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 14

Trust

14.1	Establishment of the Trust

.  In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan (the “Trust”).

14.2	Interrelationship of the Plan and the Trust

.  The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under the Plan.

14.3	Distributions From the Trust

.  Each Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 15

Miscellaneous

15.1	Status of Plan

.  The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  The Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (ii) in accordance with Code Section 409A and related Treasury guidance and Regulations.

15.2	Unsecured General Creditor

.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3	Employer’s Liability

.  An Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant.  An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

15.4	Nonassignability

.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse other than pursuant to an order that would be a domestic relations order, as defined in Code Section 414(p)(1)(B), if this Plan were a tax-qualified retirement plan under Code Section 401(a).

15.5	Not a Contract of Employment

.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.6	Furnishing Information

.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7	Terms

.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.8	Captions

.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.9	Governing Law

.  Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Colorado without regard to its conflicts of laws principles.

15.10	Notice

.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

The Vail Corporation
Attn: 2005 Deferred Compensation Plan Committee
390 Interlocken Crescent, Suite 1000
Broomfield, CO 80021

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

15.11	Successors

.  The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

15.12	Validity

.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.13	Incompetent

.  If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.14	Court Order

.  The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan.  Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law.  In addition, if necessary to comply with an order that would be a domestic relations order, as defined in Code Section 414(p)(1)(B), if this Plan were a tax-qualified retirement plan under Code Section 401(a), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee, in its sole discretion, shall have the right to distribute immediately the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse.

15.15	Distribution in the Event of Income Inclusion Under 409A

.  If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirement of Code Section 409A and related Treasury guidance or Regulations, the Participant may petition the Committee or Administrator, as applicable, for a distribution of that portion of his or her Account Balance that is required to be included in his or her income.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Participant’s unpaid vested Account Balance under the Plan.  If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted.  Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.

15.16	Deduction Limitation on Benefit Payments

.  If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Committee may delay payment of any amount that would otherwise be distributed from this Plan.  Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.8 above.  The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

15.17	Insurance

.  The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as they may choose.  The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

15.18	Legal Fees To Enforce Rights

.  The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant’s Employer (which might then be comprised of new members), the Committee, or a shareholder of the Company, the Participant’s Employer, or any successor corporation might cause or attempt to cause the Company, the Participant’s Employer, or such successor corporation to refuse to comply with its obligations under the Plan and/or to seek to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan would be frustrated.  Accordingly, if, following a Change in Control, a Participant or Beneficiary institutes any litigation or other legal action which seeks to recover benefits under the Plan or which otherwise asserts that the Committee, the Company, the Employer or any successor entity to the Company or the Employer has failed to comply with any of its obligations under the Plan or any agreement thereunder with respect to such Participant or Beneficiary, or if the Committee, the Company, the Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant or Beneficiary the benefits intended to be provided under the Plan, and the Participant or Beneficiary retains counsel in connection with such litigation or legal action, then (unless and until there is a final decision of a court of competent jurisdiction or arbitrator that the Participant or Beneficiary’s initiation or defense of such litigation or legal action was frivolous, based on the information known to the Participant or Beneficiary at the time of the initiation or defense) the Company and such Employer (who shall be jointly and severally liable) or their successors shall be required to pay the reasonable attorneys fees and expenses of the Participant or Beneficiary that are incurred during their lifetimes in connection with the initiation or defense of such litigation or legal action with respect to such matters, whether by or against the Committee, the Company, the Employer or any director, officer, shareholder or other person affiliated with the Company, the Employer or any successor thereto in any jurisdiction.  The reasonable attorneys fees and expenses, if any, that become due and owing to the Participant (or Beneficiary) in accordance with this Section shall be paid no later than December 31st of the year following the year in which the fees and expenses were incurred, or, if sooner, on the tenth (10th) business day following the final decision of an arbitrator or court of competent jurisdiction with respect to such legal action (or if none, following the date on which the matter has been finally settled, dismissed, or otherwise terminated with prejudice).  In the event that reimbursement is made in accordance with this paragraph and a court of competent jurisdiction or arbitrator later determines that the Participant or Beneficiary’s initiation or defense of such litigation or legal action was frivolous, based on the information known to the Participant or Beneficiary at the time of the initiation or defense, the Participant or Beneficiary shall repay such fees and costs to the Company (or its successor, as the case may be) within 30 days of such determination.

IN WITNESS WHEREOF, the Company has caused its authorized officer to execute this Plan document on this 29 day of December, 2008.

“Company”
The Vail Corporation, d/b/a Vail Associates, Inc., a
Colorado corporation
By:	/s/ Jeffrey W. Jones
Title:	Senior Executive Vice President and
Chief Financial Officer

APPENDIX A

LIMITED TRANSITION RELIEF MADE AVAILABLE IN ACCORDANCE WITH CODE SECTION 409A AND RELATED TREASURY GUIDANCE AND REGULATIONS

Unless otherwise provided below, the capitalized terms below shall have the same meaning as provided in Article 1 of the Plan.

1.	Opportunity to Make New Distribution Elections

.  Notwithstanding the required deadline for the submission of an initial distribution election described in Article 5, the Committee may, as permitted by Code Section 409A and related Treasury guidance or Regulations, provide a limited period in which Participants may make new distribution elections, by submitting an Election Form on or before the deadline established by the Committee, which in no event shall be later than December 31, 2008.  Any distribution election made in accordance with the requirements established by the Committee, pursuant to this section, shall not be treated as a change in the form or timing of a Participant’s benefit payment for purposes Code Section 409A or the Plan.

The Committee shall interpret all provisions relating to an election submitted in accordance with this section in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations.  If any distribution election submitted prior to December 31, 2006 in accordance with this section either (i) relates to payments that a Participant would otherwise receive in 2006, or (ii) would cause payments to be made in 2006, such election shall not be effective.  If any distribution election submitted on or after January 1, 2007 and prior to December 31, 2007 in accordance with this section either (i) relates to payments that a Participant would otherwise receive in 2007, or (ii) would cause payments to be made in 2007, such election shall not be effective.  If any distribution election submitted on or after January 1, 2008 and prior to December 31, 2008 in accordance with this section either (i) relates to payments that a Participant would otherwise receive in 2008, or (ii) would cause payments to be made in 2008, such election shall not be effective.

2.	Termination of Plan Participation/Cancellation of Deferral Elections

.  As permitted by Q&A-20 of Notice 2005-1, the Committee provided a limited period in which one or more Participants could elect to (i) terminate participation in the Plan for certain amounts subject to Code Section 409A, or (ii) cancel, in whole or in part, his or her deferral elections for certain amounts subject to Code Section 409A, as more fully described on an Election Form approved and accepted by the Committee prior to the deadline established by the Committee, but in no event later than December 31, 2005.  All amounts subject to such an election shall be includible in the applicable Participant’s income during 2005, or, if later, in the first taxable year in which the amounts become earned and vested.